CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Golden Bull Limited on Form F-1 of our report dated July 10, 2017, except for Notes 1, 2 and 3 and 8, which are dated September 8, 2017, with respect to our audits of Golden Bull Limited and Subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, cash flows and shareholders’ equity for the year ended December 31, 2016 and for the period from November 17, 2015 (inception) to December 31, 2015, which report appears in the Prospectus, which is part of this Registration Statement.  We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Friedman LLP

New York, New York

September 8, 2017